EXHIBIT 9




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                           AGREEMENT OF MERGER
                 AND PLAN OF LIQUIDATION AND DISSOLUTION




                       Dated as of April 8, 2001

                                 Among

                          NBC Internet, Inc.,

                   National Broadcasting Company, Inc.

                                 And

                      Rainwater Acquisition Corp.

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

                             TABLE OF CONTENTS

                                                                        Page

ARTICLE I     CERTAIN DEFINITIONS .......................................  2

     SECTION 1.1.   Definitions .........................................  2
     SECTION 1.2.   Cross References ....................................  4

ARTICLE II    THE MERGER ................................................  6

     SECTION 2.1.   The Merger ..........................................  6
     SECTION 2.2.   Effective Time ......................................  6
     SECTION 2.3.   Effect of the Merger ................................  6
     SECTION 2.4.   Certificate of Incorporation; By-laws ...............  7
     SECTION 2.5.   Directors and Officers ..............................  7
     SECTION 2.6.   Effect on Securities ................................  7
     SECTION 2.7.   Dissenting Shares ...................................  8
     SECTION 2.8.   Treatment of Options and Employee Stock Purchase
                    Plan ................................................  8
     SECTION 2.9.   Treatment of Warrants ...............................  9
     SECTION 2.10.  Surrender of Shares of Common Stock .................  9
     SECTION 2.11.  Lost, Stolen or Destroyed Certificates .............. 11
     SECTION 2.12.  Further Action ...................................... 11
     SECTION 2.13.  Conversion of Promissory Note ....................... 11
     SECTION 2.14.  Plan of Liquidation and Dissolution ................. 12

ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE COMPANY............. 12

     SECTION 3.1.   Organization and Qualification; Subsidiaries......... 13
     SECTION 3.2.   Certificate of Incorporation and By-laws............. 13
     SECTION 3.3.   Capitalization....................................... 13
     SECTION 3.4.   Authority Relative to this Agreement................. 14
     SECTION 3.5.   No Conflict; Required Filings and Consents........... 15
     SECTION 3.6.   Compliance; Permits.................................. 16
     SECTION 3.7.   SEC Filings; Financial Statements.................... 16
     SECTION 3.8.   Absence of Certain Changes or Events................. 16
     SECTION 3.9.   No Undisclosed Liabilities........................... 17
     SECTION 3.10.  Absence of Litigation................................ 17
     SECTION 3.11.  Employee Benefit Plans; Employment Agreements........ 18
     SECTION 3.12.  Labor Matters........................................ 19
     SECTION 3.13.  Proxy Statement, Schedule 13E........................ 20
     SECTION 3.14.  Restrictions on Business Activities.................. 20
     SECTION 3.15.  Material Contracts................................... 20
     SECTION 3.16.  Taxes................................................ 21
     SECTION 3.17.  Brokers.............................................. 22
     SECTION 3.18.  Intellectual Property................................ 22
     SECTION 3.19.  Privacy Rights ...................................... 23


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     SECTION 3.20.  Insurance............................................  23
     SECTION 3.21.  No Rights Plan.......................................  23
     SECTION 3.22.  Opinion of Financial Advisor.........................  23
     SECTION 3.23.  Board Approvals......................................  24
     SECTION 3.24.  Votes Required.......................................  24

ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF NBC.....................  24

     SECTION 4.1.   Organization and Good Standing.......................  24
     SECTION 4.2.   Capitalization.......................................  24
     SECTION 4.3.   Authority Relative to this Agreement.................  25
     SECTION 4.4.   No Conflict; Required Filings and Consents...........  25
     SECTION 4.5.   Absence of Litigation................................  26
     SECTION 4.6.   Proxy Statement; Schedule 13E-3......................  26
     SECTION 4.7.   Brokers..............................................  26
     SECTION 4.8.   No Prior Activities of Merger Sub....................  26

ARTICLE V     CONDUCT OF BUSINESS PENDING THE MERGER.....................  26

     SECTION 5.1.   Conduct of Business by the Company Pending the Merger  27
     SECTION 5.2.   Additional Agreements with Respect to Conduct of
                    Business by the Company..............................  29
     SECTION 5.3.   Additional Agreements with Respect to Employees......  30
     SECTION 5.4.   No Solicitation......................................  30

ARTICLE VI    ADDITIONAL AGREEMENTS....................................... 32

     SECTION 6.1.   Proxy Statement and Schedule 13E-3.................... 32
     SECTION 6.2.   Company Stockholders Meeting; Voting Agreement Of
                    NBC  ................................................. 32
     SECTION 6.3.   Access to Information; Confidentiality................ 33
     SECTION 6.4.   Consents; Approvals................................... 33
     SECTION 6.5.   Indemnification and Insurance......................... 34
     SECTION 6.6.   Notification of Certain Matters....................... 35
     SECTION 6.7.   Further Action.......................................  35
     SECTION 6.8.   Public Announcements.................................. 36
     SECTION 6.9.   Conveyance Taxes...................................... 36
     SECTION 6.10.  Employee Plans and Benefits........................... 36
     SECTION 6.11.  Disposition of Litigation............................. 36

ARTICLE VII    CONDITIONS TO THE MERGER................................... 36

     SECTION 7.1.   Conditions to Obligation of Each of the Parties to
                    Effect the Transactions .............................. 36
     SECTION 7.2.   Additional Conditions to Obligations of NBC........... 37
     SECTION 7.3.   Additional Conditions to Obligation of the Company.... 37


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ARTICLE VIII   TERMINATION, AMENDMENT AND WAIVER.......................... 38

     SECTION 8.1.   Termination........................................... 38
     SECTION 8.2.   Effect of Termination................................. 39
     SECTION 8.3.   Expenses; Termination Fee............................. 39
     SECTION 8.4.   Amendment............................................. 40
     SECTION 8.5.   Waiver................................................ 40

ARTICLE IX    GENERAL PROVISIONS.......................................... 40

     SECTION 9.1.   Effectiveness of Representations, Warranties and
                    Agreements............................................ 40
     SECTION 9.2.   Notices............................................... 41
     SECTION 9.3.   Headings; Construction................................ 41
     SECTION 9.4.   Severability.......................................... 42
     SECTION 9.5.   Entire Agreement...................................... 42
     SECTION 9.6.   Assignment............................................ 42
     SECTION 9.7.   Parties in Interest................................... 42
     SECTION 9.8.   Failure or Indulgence Not Waiver; Remedies Cumulative. 42
     SECTION 9.9.   Governing Law; Jurisdiction; Service of Process....... 43
     SECTION 9.10.  Counterparts.......................................... 43
     SECTION 9.11.  Waiver of Jury Trial.................................. 43
     SECTION 9.12.  Obligations of Merger Sub............................. 43

























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

                           AGREEMENT OF MERGER
                  AND PLAN OF LIQUIDATION AND DISSOLUTION

     AGREEMENT OF MERGER AND PLAN OF LIQUIDATION AND DISSOLUTION, dated as of April 8, 2001 (this "Agreement"), among NBC Internet, Inc., a Delaware corporation (the "Company"), National Broadcasting Company, Inc., a
Delaware corporation ("NBC") and Rainwater Acquisition Corp., a Delaware corporation and a subsidiary of NBC ("Merger Sub").

                             W I T N E S S E T H:

     WHEREAS, NBC seeks to enter into this Agreement, which provides, among other things, for Merger Sub to merge with and into the Company (the "Merger");

     WHEREAS, the members of the Board of Directors of the Company elected by the holders of the Company's Class A Common Stock, par value $.0001 per share ("Class A Common Stock"), voting separately as a class (the "Class
A Directors"), and NBC have negotiated the terms of the Merger;

     WHEREAS, each of (i) the Class A Directors and (ii) the members of the Board of Directors of the Company elected by the holders of the Company's Class B Common Stock, par value $.0001 per share ("Class B Common Stock" and collectively with the Class A Common Stock, "Common Stock"), voting separately as a class (the "Class B Directors"), voting as separate classes, have determined that the Merger and the Consideration (as defined below) to be paid in the Merger to holders of the Class A Common Stock are fair to and in the best interests of the holders of the Class A Common Stock and have approved this Agreement;

     WHEREAS, the Boards of Directors of the Company and Merger Sub have approved the Merger upon the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL") and
Certificate of Incorporation of the Company;

     WHEREAS, at the Effective Time (as defined below) of the Merger, each share of Class A Common Stock shall be converted into the right to receive the Consideration (as defined below) from the Surviving Company (as defined below) as successor to the Company upon the Merger;

     WHEREAS, immediately following the Effective Time, the Surviving Company shall distribute its remaining assets and liabilities to NBC in cancellation of all of the outstanding shares of Class B Common Stock;
and

     WHEREAS, this Agreement shall constitute a plan of liquidation and dissolution and, pursuant thereto, payment of the Consideration shall constitute an initial liquidating distribution, and the distribution by the Surviving Company of its remaining assets and liabilities to NBC shall constitute a final liquidating distribution.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                 ARTICLE I

                              CERTAIN DEFINITIONS

     SECTION 1.1. Definitions. As used in this Agreement, each of the following terms shall have the following meaning:

     "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common control with, the first mentioned Person. For purposes of this Agreement, the Company shall not be considered an Affiliate of NBC and NBC shall not be considered an Affiliate of the Company.

     "Board of Directors" means the Board of Directors of the Company.

     "Business Day" means any day other than a day on which banks in New York, New York or San Francisco, California are required or authorized to be closed.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company Material Adverse Effect" means any materially adverse effect on
(i) the assets or Liabilities of the Company and its Subsidiaries taken as a whole or (ii) the ability of the Company to timely consummate any of the Transactions; provided, however, that in no event shall any effect that results from (A) any change in general economic conditions; (B) any change affecting the internet or media industry generally; (C) any failure by the Company to meet revenue and earnings estimates; or (D) the announcement of this Agreement (including the announcement of the liquidation and dissolution of the Company contemplated by this Agreement); or (E) except for purposes of Sections 3.3, 3.4, 3.5,
3.11(g), 3.14, 3.17, 3.21, 3.22, 3.23 and 3.24 hereof, any effect that results from compliance by the Company or any Subsidiary of the Company with the provisions of Sections 5.2 and 5.3 hereof, constitute or be considered in determining the existence of a Company Material Adverse
Effect.  As used in Section 3.18 hereof, "Company Material Adverse
Effect" shall also include any materially adverse effect on the business of the Company and its subsidiaries, taken as a whole, subject to the foregoing provisos set forth in clauses (A) through (E).

     "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.

     "Dollars" or "$" means United States dollars.

     "Equity Interest" means with respect to any Person, any and all shares, interests, participations, rights in, or other equivalents (however designated and whether voting or non-voting) of, such Person's capital stock or other equity interests (including, without limitation,


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partnership or membership interests in a partnership or limited liability company or any other interest or participation that confers on a Person the right to receive a share of the profits and loss, or distributions of assets, of the issuing Person) whether outstanding on the date hereof or issued after the date hereof, and any and all warrants, options or other rights to acquire (including without limitation, any securities convertible into or exchangeable for) any such Equity Interests.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the SEC rules and regulations promulgated thereunder.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

     "Intellectual Property" means all United States, state and foreign intellectual property, whether registered or unregistered, including, without limitation, all (i)(a) patents, inventions, discoveries, processes, designs, techniques, developments, technology and related improvements and know-how; (b) copyrights and works of authorship in any media, including computer programs, hardware, firmware, software, analyses, source and object code, applications, files, systems, databases, documentation and related items, Internet site content (including graphics, text, user interface and all other elements), advertising and promotional materials, and the materials or media embodying the foregoing; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, URLs, logos, trade dress, the goodwill of any business symbolized thereby and all common-law rights relating thereto; (d) trade secrets, rights in advertiser, customer, user, subscriber and vendor data, or other confidential or proprietary documents, files, analyses, lists, ways of doing business and/or information; and (ii) any and all registrations, applications, licenses and recordings related thereto.

     "Investments Sub" means GE Investments Subsidiary, Inc., a Delaware corporation.

     "Knowledge" means the actual knowledge of any of the executive officers of the Company or NBC, as the case may be.

     "Liabilities" means, as to any Person, all debts, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether known or unknown and whether or not actually reflected, or required by GAAP to be reflected, in such Person's balance sheet or other books and records.

     "Minority Investment" of the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other entity of which the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 5% of the Equity Interests but which is not a Subsidiary of the Company or such other Person.

     "NBC Material Adverse Effect" means any materially adverse effect on the ability of NBC and Merger Sub to timely consummate the Transactions.

     "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

     "SEC" means the Securities and Exchange Commission.

     "Securities Act" means the Securities Act of 1933, as amended, and the SEC rules and regulations promulgated thereunder.

     "Subsidiary" of the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other entity of which the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiaries), (a) owns, directly or indirectly, 50% or more of the stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such Person or (b) serves as a general partner or managing member.

     "Tax Return" means any return, declaration, report or similar statement required to be filed with any Governmental Authority with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated
Tax.

     "Taxes" means all United States federal, state, local or foreign income, profits, estimated gross receipts, windfall profits, environmental
(including taxes under Section 59A of the Code), severance, property, intangible property, occupation, production, sales, use, license, excise, emergency excise, franchise, capital gains, capital stock, employment, withholding, social security (or similar), disability, transfer, registration, stamp, payroll, goods and services, value added, alternative or add-on minimum tax, estimated, or any other tax, custom, duty or governmental fee, or other like assessment or charge of any kind whatsoever, together with any interest, penalties, fines, related liabilities or additions to tax they may become payable in respect therefore imposed by any Governmental Authority, whether disputed or not.

     "Third Party" means a Person (or group of Persons) other than NBC and its Affiliates.

     "Transactions" means the Merger and the Distribution.

     SECTION 1.2. Cross References. As used in this Agreement, each of the following capitalized terms shall have the meaning ascribed to them in the Section set forth opposite such term:

     Term                        Section
     ----                        -------
     2000 Balance Sheet          3.9
     401(k) Plan                 6.10
     Acquisition Agreement       5.4(d)
     Acquisition Proposal        5.4(a)

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     Term                           Section
     ----                           -------
     Action                         6.5(a)
     Alternative Transaction        5.4(c)
     Assumption                     2.14(a)
     Cap Ex Budget                  3.15(a)(i)
     Certificate of Merger          2.2
     Class A Common Stock           Recitals
     Class A Directors              Recitals
     Class B Common Stock           Recitals
     Class B Directors              Recitals
     Closing                        2.2
     Closing Date                   2.2
     Common Stock                   Recitals
     Company Charter Documents      3.2
     Company Disclosure Schedule    3
     Company Employee Plan          3.11(a)
     Company ESPP                   2.8(b)
     Company IP                     3.18(a)
     Company Option                 2.8(a)
     Company-Owned IP               3.18(b)
     Company Permits                3.6(b)
     Company SEC Reports            3.7(a)
     Company Stockholders Meeting   3.13
     Company Warrant                2.9(a)
     Confidentiality Letter         6.3
     Consideration                  2.6(b)
     Contracts                      3.15(a)
     D&O Insurance                  6.5(b)
     DGCL                           Recitals
     Dissenting Shares              2.7
     Distribution                   2.14(a)
     Effective Time                 2.2
     ERISA Affiliate                3.11(a)
     GAAP                           3.7(b)
     Governmental Authority         3.5(b)
     Indemnification Agreements     6.5(a)
     Indemnified Party              6.5(a)
     Insurance Policies             3.20
     Interim Period                 5.1
     IP Contract                    3.20
     Laws                           3.5(a)
     Liens                          3.3(b)
     Material Contracts             3.15(a)
     Merger                         Recitals
     Merger Sub Common Stock        2.6(a)
     Minority Investment Documents  3.2



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     Term                           Section
     ----                           -------
     Option Consideration            2.8(a)
     Option Notice                   2.8(a)
     Paying Agent                    2.10(a)
     Preferred Stock                 3.3(a)
     Privacy Rights                  3.19
     Proxy Statement                 3.13
     Reduction Plan                  5.2
     Requisite Stockholder Approvals 7.1(a)
     Schedule 13 E-3                 3.13
     Section 203                     3.4
     Subsidiary Documents            3.2
     Superior Proposal               5.4(b)
     Surviving Company               2.1
     Termination Fee                 8.3(a)
     Underwater Warrants             2.9(a)

                     ARTICLE II

                     THE MERGER

     SECTION 2.1. The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the Surviving Company (hereinafter sometimes referred to as the "Surviving Company") under the name "NBC Internet, Inc."

     SECTION 2.2. Effective Time. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 8.1, as promptly as practicable (and in any event within two Business Days) after the satisfaction or waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL (the "Certificate of Merger"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at the time of such filing or at such later time agreed to by NBC and the Company and specified in the Certificate of Merger (the "Effective Time"). Prior to such filing, a closing (the "Closing") shall be held at such time as may be agreed upon by NBC and the Company, at the offices of Simpson Thacher & Bartlett, 3330 Hillview Avenue, Palo Alto, CA 94304, unless another place is agreed to in writing by the parties hereto, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII. The date of such closing is referred to herein as the "Closing Date".

     SECTION 2.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (i) the Surviving Company shall possess all rights, privileges, powers and


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

franchises, both public and private, and all of the property, real, personal, and mixed of each of the Company and Merger Sub and all obligations belonging to or due to Merger Sub or the Company, all of which shall be vested in the Surviving Company without any further act or deed; and (ii) the Surviving Company shall be liable for all the obligations of Merger Sub and the Company.

     SECTION 2.4. Certificate of Incorporation; By-laws (a) Certificate of Incorporation. Unless otherwise determined by NBC prior to the Effective Time, at the Effective Time the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated so as to read in its entirety in the form set forth in Exhibit A and shall be the Certificate of Incorporation of the Surviving Company until thereafter amended as provided by the DGCL and such Certificate of Incorporation.

     (b) By-laws. The By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Company until thereafter amended as provided in its Certificate of Incorporation and by the DGCL.

     SECTION 2.5. Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Company, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case until their respective successors are duly elected or until their earlier resignation, removal from office or death.

     SECTION 2.6. Effect on Securities. At the Effective Time, by virtue of the Merger and without any action on the part of NBC, Merger Sub, the Company or the holders of any securities of the Company:

     (a) Conversion of Common Stock of Merger Sub. Each share of common stock of Merger Sub, par value $0.01 per share ("Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive the amount of the cash capital contributed by the holder of such Merger Sub Common Stock upon issuance thereof by Merger Sub.

     (b) Conversion of Class A Common Stock of the Company. Each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and such shares held by the Company or any Subsidiary of the Company), shall be converted into the right to receive $2.19 in cash (the "Consideration") from the Surviving Company.

     (c) Conversion of Class B Common Stock of the Company. Each share of Class B Common Stock, issued and outstanding immediately prior to the Effective Time (other than such shares held by the Company or any of its Subsidiaries), shall remain outstanding as of the Effective Time as validly issued, fully paid and nonassessable shares of Class B common stock, par value $.0001 per share, of the Surviving Company, having all the same rights, privileges and preferences as the Class B Common Stock.

     (d) Cancellation. Each share of Class A Common Stock or Class B common stock held in the treasury of the Company or by any of its Subsidiaries immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor, and cease to exist.

     SECTION 2.7. Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Class A Common Stock issued and outstanding immediately prior to the Effective Time, and held by a holder who has the right to demand payment for and any appraisal of such shares in accordance with Section 262 of the DGCL (or any successor provision), who perfects his demand for the appraisal of the fair value of his shares of Class A Common Stock in accordance with the DGCL and, as of the Effective Time, has neither effectively withdrawn nor lost his right to make such demand (such shares of Class A Common Stock, the "Dissenting Shares"), shall not be converted into or represent a right to receive the Consideration pursuant to Section 2.6(b), but the holder thereof shall be entitled to only such rights as are granted by the DGCL.

     (b) Notwithstanding the provisions of Section 2.7(a), if any holder of Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) his right to make such demand, then as of the Effective Time or the occurrence of such event, whichever occurs later, such dissenting holder's shares of Class A Common Stock shall automatically be converted into and represent only the right to receive the Consideration as provided in Section 2.6(b) without interest thereon, upon surrender of the certificate or certificates representing such shares.

     (c) The Company shall give NBC (i) prompt notice of any written demands for appraisal of the fair value of any shares of Common Stock, withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company after the date hereof and (ii) the opportunity to participate in and, after the Effective Time, direct all negotiations and proceedings with respect to demands for appraisal or the payment of the fair cash value of any such shares under the DGCL. The Company shall not voluntarily make any payment with respect to any demands for appraisal or the payment of the fair cash value of any shares and shall not, except with the prior written consent of NBC, settle or offer to settle any such demands.

     SECTION 2.8. Treatment of Options and Employee Stock Purchase Plan. (a) Not later than fifteen days (15) prior to the Effective Time, the Company shall send a notice (the "Option Notice") to all holders of options to purchase shares of Common Stock (each, a "Company Option"):
(i) specifying that such options shall not be assumed in connection with the Merger, (ii) specifying that the vesting restrictions applicable to all Company Options outstanding at the time of such notice shall be eliminated such that no vesting restrictions remain thereon, and (iii) specifying that any Company Options outstanding as of the Effective Time shall terminate and be cancelled at such time and represent only the right to receive the Option Consideration as described in this Section 2.8(a). The Company shall permit each holder of a Company Option who desires to exercise all or any portion of such Company Option following receipt of the Option Notice to exercise any portion of such Company Option. All Company Options outstanding as of the Effective Time shall by virtue of the Merger, and without any action on the part of the holder thereof, be terminated and cancelled as of the Effective Time.

The holder of each Company Option so cancelled shall be entitled to receive from the Company at the Effective Time or as soon as practicable thereafter from the Company in consideration for such cancellation an amount in cash equal to the product of (x) the number of shares subject to such Company Option and (y) the excess of the Consideration over the exercise price per share issuable upon exercise of such Company Option, adjusted for applicable withholding taxes (the "Option Consideration").
NBC and the Company agree to take all corporate or other action as shall be necessary to effectuate the foregoing.

     (b) Prior to the Effective Time, all rights to purchase shares of Common Stock outstanding under the Company's 1999 Employee Stock Purchase Plan (the "Company ESPP") immediately prior to such date shall be exercised and each share of Common Stock purchased pursuant to such exercise shall by virtue of the Merger, and without any action on the part of the holder thereof, be converted into the right to receive the Consideration payable in respect thereof, without the issuance of certificates representing issued and outstanding shares of Common Stock. Any Common Stock issued pursuant to the Company ESPP shall be deemed issued and outstanding at the Effective Time. The Company ESPP shall be terminated immediately following such exercises. NBC and the Company agree to take all corporate or other action as shall be necessary to effectuate the foregoing.

     SECTION 2.9. Treatment of Warrants. (a) Each warrant to purchase shares of Common Stock (each, a "Company Warrant") which has an exercise price per share that is equal to or greater than the Consideration (the "Underwater Warrants") shall be cancelled as of the Effective Time without consideration. Each Company Warrant (other than an Underwater Warrant) shall (A) become fully vested and exercisable as of the Effective Time, to the extent that it was not fully vested prior thereto, and (B) be cancelled by the Company and the holder thereof shall receive at the Effective Time or as soon as practicable thereafter from the Company in consideration for such cancellation an amount in cash equal to the product of (a) the number of shares subject to such Company Warrant and (b) the excess of the Consideration over the exercise price per share issuable upon exercise of such Company Warrant, adjusted for applicable withholding taxes. NBC and the Company agree to take all corporate or other action as shall be necessary to effectuate the foregoing, and the Company shall use its commercially reasonable efforts to obtain, if required, prior to the Closing Date, such consent of each holder of a Company Warrant as shall be necessary to effectuate the foregoing.

     (b) As soon as practicable following the date hereof, the Company shall provide to the record holders of Company Warrants appropriate notice of such holders' rights thereunder.

     SECTION 2.10. Surrender of Shares of Common Stock. (a) Prior to the Effective Time, the Company shall appoint a bank or trust company that is reasonably satisfactory to the Company and NBC to act as agent (the
"Paying Agent") for the payment of the Consideration.

     (b) The Surviving Company shall, at the Effective Time, provide the Paying Agent with the full amount of the Consideration, in immediately available funds. The Paying Agent shall invest the Consideration as directed by the NBC or the Surviving Company, as the case may be, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Surviving Company.

     (c) Promptly following the Effective Time, the Surviving Company shall instruct the Paying Agent to mail, no later than two Business Days after the Effective Time, to each holder of record of a certificate representing shares of Class A Common Stock converted upon the Merger pursuant to Section 2.6(b), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates shall pass, only upon delivery of the certificates to the Paying Agent and shall be in such form and have such other provisions as NBC or the Surviving Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the certificates. The Paying Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each holder of a certificate or certificates representing shares of Class
A Common Stock converted upon the Merger pursuant to Section 2.6(b) may thereafter surrender such certificate or certificates to the Paying
Agent, as agent for such holder, to effect the surrender of such certificate or certificates on such holder's behalf for a period ending six months after the Effective Time. Upon the due surrender of certificates representing shares of Class A Common Stock that have been converted into the right to receive the Consideration, the Surviving
Company shall cause the Paying Agent to pay the holder of such certificates in exchange therefor the applicable Consideration multiplied by the number of shares of Class A Common Stock represented by such certificate that have been so converted. Until so surrendered, each such certificate shall represent solely the right to receive the applicable Consideration relating thereto.

     (d) If payment of the Consideration in respect of converted shares of Class A Common Stock is to be made to a Person other than the Person in whose name a surrendered certificate is registered, it shall be a condition to such payment that the certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Company or the Paying Agent that such tax either has been paid or is not payable.

     (e) At and after the Effective Time, no further transfer of shares of Class A Common Stock which have been converted pursuant to this Agreement into Consideration shall be made, other than transfers of shares of Class
A Common Stock that have occurred prior to the Effective Time. In the event that, after the Effective Time, certificates representing shares of Class A Common Stock that have been converted pursuant to this Agreement into Consideration are presented to the Surviving Company, they shall be cancelled and exchanged for the Consideration provided in Section 2.6.

     (f) The Consideration paid in the Merger shall be net to the holder of shares of Class A Common Stock without interest thereon, and shall be subject to reduction only for any applicable United States federal or other back-up withholding or stock transfer taxes payable by such holder.

     (g) Promptly following the date which is six months after the Effective Time, the Paying Agent shall deliver to the Surviving Company all cash, certificates and other documents in its possession relating to the Transactions, and the Paying Agent's duties shall terminate. Thereafter, each holder of a certificate representing shares of Class A Common Stock may surrender such certificate to the Surviving Company and (subject to any applicable abandoned property, escheat or similar law) receive in consideration therefor the aggregate Consideration relating thereto, without any interest thereon.

     (h) None of Merger Sub, the Surviving Company or the Paying Agent shall be liable to any holder of shares of Class A Common Stock for any cash or securities delivered to a public official pursuant to any abandoned property, escheat or similar Law.

     (i) In the event the Surviving Company does not have adequate funds to provide the full Consideration to the Paying Agent at the Effective Time pursuant to Section 2.10(b) hereof, NBC agrees that immediately prior to the Effective Time it shall prepay all or such portion of the promissory note, dated November 30, 1999, in the original principal amount of $340,000,000 issued by NBC and held by Issuer, as is necessary to provide adequate additional funds to enable the Company to provide such Consideration in accordance with Section 2.10(b) hereof (after paying all fees and expenses of the Company incurred in connection with this Agreement). For the avoidance of doubt, NBC will also continue to make all regularly scheduled payments of principal and interest on such promissory note until the Effective Time. Any and all Equity Interests in the Surviving Company outstanding after the Effective Time, other than the Class B Common Stock held by NBC, shall be cancelled.

     SECTION 2.11. Lost, Stolen or Destroyed Certificates. In the event any certificates representing shares of Class A Common Stock shall have been lost, stolen or destroyed, the Paying Agent shall deliver the Consideration pursuant to Section 2.6, in exchange for such lost, stolen or destroyed certificates upon the making of an affidavit of that fact by the holder thereof; provided, however, that the Surviving Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver an indemnity against any claim that may be made against the Surviving Company or the Paying Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

     SECTION 2.12. Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to put the Surviving Company in possession of all assets and property of every description and every interest, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of the Company and Merger Sub, the Persons who were officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

     SECTION 2.13. Conversion of Promissory Note. (a) After satisfaction of the conditions to closing set forth in Article VII hereof and immediately prior to the Effective Time, (i) NBC will convert the Subordinated Zero Coupon Convertible Debenture of the Company dated November 30, 1999 in the principal amount of $39,477,953 held by NBC into shares of

Class B Common Stock and (ii) Investments Sub will convert the
Subordinated Zero Coupon Convertible Debenture of the Company dated November 30, 1999 in the principal amount of $477,416,845 held by Investments Sub into shares of Class B Common Stock, in each case pursuant to the optional conversion provisions contained in Section 2(a) of each such debenture. Investments Sub will then transfer all Class B Common Stock held by it to NBC.

     (b) Each of Investments Sub and NBC hereby agrees that Company's execution and delivery of this Agreement and the consummation of the Transactions and the other transactions contemplated by this Agreement shall not constitute an Event of Default or otherwise be considered a breach of any provisions of the Subordinated Zero Coupon Convertible Debenture held by it.

     SECTION 2.14. Plan of Liquidation and Dissolution. (a) Immediately after the Effective Time, the Surviving Company shall make a final liquidating distribution to NBC, as sole stockholder of the Surviving Company, in exchange for all Class B Common Stock by transferring, assigning and delivering to NBC all of the Surviving Company's right, title and interest in and to all properties, assets and other rights owned or leased by, or licensed to Surviving Company, but excluding the full amount of the Consideration required to be provided by it to the Paying Agent pursuant to Section 2.10(b) hereof (the "Distribution"). In consideration for the Distribution, all Class B Common Stock shall be cancelled and NBC shall simultaneously assume and agree to pay, perform and discharge when due, any and all Liabilities (including Taxes) of the Surviving Company, but excluding the obligation to provide the Consideration to the Paying Agent pursuant to Section 2.10(b) hereof (the "Assumption").

     (b) On the Closing Date, after the Effective Time, the Distribution and the Assumption, the Surviving Company shall dissolve by filing a certificate of dissolution as contemplated by the DGCL with respect to the Surviving Company, together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL.

     (c) For all tax purposes, the Agreement shall constitute a plan of liquidation pursuant to Section 331 of the Code and payment of the Consideration shall constitute the initial liquidating distribution and the Distribution shall constitute the final liquidating distribution of the Surviving Company.

                                 ARTICLE III

           REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth (a) in the written disclosure schedule dated as of the date of this Agreement and previously delivered by the Company to NBC (the "Company Disclosure Schedule") (it being understood that the Company Disclosure Schedule shall be arranged in sections corresponding to the sections contained in this Agreement, and the disclosures in any section of the Company Disclosure Schedule shall qualify all of the representations in the corresponding section of this Article III and, in addition, all other sections in this Article III to the extent it is reasonably clear from a reading of the disclosure that such disclosure is applicable to such other sections), (b) in the Company SEC Reports (as defined in Section 3.7(a)) filed prior to the date hereof to the extent it is reasonably clear from a reading of the disclosure in such Company SEC Reports that such disclosure is applicable to the relevant representation and warranty contained herein or (c) in Contracts between the Company and any of its Subsidiaries, on the one hand, and NBC and any of its Subsidiaries, on the other hand, the Company hereby represents and warrants to NBC and Merger Sub as follows:

     SECTION 3.1. Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite corporate or other power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign corporation or entity to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Section 3.1 of the Company Disclosure Schedule sets forth a list of all Subsidiaries of the Company together with the jurisdiction of incorporation or formation of each such Subsidiary and the percentage of each class or type of each such Subsidiary's outstanding Equity Interests owned by the Company or another Subsidiary of the Company.

     SECTION 3.2. Certificate of Incorporation and By-laws. The Company has heretofore made available to NBC a complete and correct copy of (a) its Certificate of Incorporation and By-laws as amended through the date hereof (the "Company Charter Documents"), (b) the Certificates of Incorporation and By-laws (or equivalent organizational documents) of, and any investor rights, voting, co-sale or other similar agreements applicable to, each of its Subsidiaries (the "Subsidiary Documents") and
(c) the Certificates of Incorporation and By-laws (or equivalent organizational documents) and any investor rights, voting, co-sale or other agreements applicable to the Company or its Subsidiaries with respect to each of its Minority Investments (the "Minority Investment Documents"). Such Company Charter Documents and Subsidiary Documents, and, to the Company's knowledge, the Minority Investment Documents, are in full force and effect and no other charter or organizational documents or investor rights, voting, co-sale or other similar agreements are applicable to or binding on the Company or its Subsidiaries or Minority Investments. Neither the Company, any of its Subsidiaries nor, to the Company's knowledge, any Minority Investment is in violation of any provision of its Articles of Incorporation or By-laws or equivalent organizational documents.

     SECTION 3.3. Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock and 10,000,000 shares of Preferred Stock, $.0001 par value ("Preferred Stock"). As of March 31, 2001, (i) 39,019,243 shares of Class A Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued free of preemptive or similar rights, (ii) no shares of Common Stock were held by Subsidiaries of the Company, (iii) 10,286,317 shares of Class A Common Stock were issuable upon the exercise of Company Options then outstanding, (iv) 8,682,582 shares of unissued Common Stock were reserved for issuance under Company Employee Plans, (v) 244,004 shares of Class A Common Stock were issuable upon the exercise of Company Warrants then outstanding, (vi) 24,550,708 shares of Class B Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued free of preemptive or similar rights and (vii) no shares of Preferred Stock were issued and outstanding. Between March 31, 2001 and the date of this Agreement, the Company has not issued or reserved for issuance any Class A Common Stock, Company Options or other Equity Interests of the Company, except the issuance of Class A Common Stock as a result of the exercise of Company Options outstanding at March 31, 2001. Between
December 31, 2000 and the date of this Agreement, neither the Company nor any of its Subsidiaries has declared or paid any dividend or distribution in respect of any of its Equity Interests and neither the Company nor any of its Subsidiaries has repurchased, redeemed or otherwise acquired any Equity Interests of the Company or any of its Subsidiaries, and the Board of Directors has not resolved to do any of the foregoing.

     (b) Neither the Company nor any of its Subsidiaries owns any Minority Investments in any Person that is not a Subsidiary. All of the outstanding Equity Interests of the Company's Subsidiaries and all of the Equity Interests of the Minority Investments owned by the Company or its Subsidiaries are duly authorized, validly issued, fully-paid and nonassessable, and all such shares are owned by the Company or another Subsidiary of the Company, free and clear of all security interests, liens, claims, pledges, charges or other encumbrances of any nature whatsoever ("Liens") or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Equity Interests) and were issued in compliance with all applicable federal and state securities Laws.

     (c) Section 3.3(c) of the Company Disclosure Schedule sets forth the total outstanding Company Options and Company Warrants as of March 31, 2001 (other than all Underwater Warrants and all Company Options that have an exercise price per share that is equal to or greater than the Consideration), together with the aggregate exercise price therefor and the total number of shares of Company Common Stock subject thereto.
Except as set forth in Section 3.1 or 3.11 or this Section 3.3, as of the date of this Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character binding on the Company or any of its Subsidiaries relating to the issued or unissued Equity Interests of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, sell, repurchase, redeem or otherwise acquire any Equity Interests of the Company or any of its Subsidiaries.

     (d) As of the date hereof, the only outstanding indebtedness for borrowed money of the Company and its Subsidiaries is set forth in
Section 3.3(d) of the Company Disclosure Schedule.

     SECTION 3.4.   Authority Relative to this Agreement.  The Company
has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate
the Merger.   The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action of the Company other than the adoption of this Agreement by the Company's stockholders in accordance with the DGCL and the Company Charter Documents, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than the adoption of this Agreement by the Company's stockholders in accordance with the DGCL, including, to the extent applicable, Section 203 of the DGCL ("Section 203") and the Company Charter Documents and the filing and recordation of the appropriate documents with respect to the Merger in accordance with the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by NBC and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, or other Laws affecting the rights of creditors generally, and to the extent that the availability of equitable remedies may be limited by equitable principles.

     SECTION 3.5.   No Conflict; Required Filings and Consents.  (a)
The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, (i) conflict with or violate the Company Charter Documents, the Subsidiary Documents or the Minority Investment Documents, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) and (iii) of subsection (b) of this Section
3.5 have been obtained and all filings described in such clauses have been made, conflict with or violate any law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any of its Subsidiaries or, to the knowledge of the Company, any of its Minority Investments or by which any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or alteration of rights under or require the consent or approval of any Person under, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries or, to the knowledge of the Company, Minority Investments pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, joint venture, limited liability or partnership agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective material properties is bound or affected, except, in the case of clauses
(ii) and (iii) of this Section 3.5(a), for any conflict, violation, breach, default, impairment, right or lack of consent or approval that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state or local court or governmental or regulatory authority or agency, domestic or foreign (each, a "Governmental Authority"), except
(i) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, or (ii) consents, approvals, authorizations, permits, filings or notifications which have heretofore been obtained or made, as the case may be, by the Company and are in full force and effect. The consummation of the Transactions will not result in the lapse or termination of any Company Permits (as defined below) or the breach of or default under any Company Permit, except for such lapses, terminations, breach or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.6. Compliance; Permits. (a) Neither the Company nor any of its Subsidiaries has failed to comply with, or has been in breach of or is in conflict with, or in default or violation of (i) any material Law applicable to the Company or any of its Subsidiaries or by which any of their respective material properties is bound or (ii) any Material Contract except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (b) The Company and its Subsidiaries have, and are in compliance with, all domestic and foreign permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from Governmental Authorities which are material to the operation of the business of the Company and its Subsidiaries taken as a whole as it is now being conducted (collectively, the "Company Permits"), except where the failure to hold such Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.7. SEC Filings; Financial Statements. (a) The Company and its predecessors have filed on a timely basis all forms, reports and documents required to be filed with the SEC since July 12, 1999 (all forms, reports and documents filed by the Company and its predecessors with the SEC since July 12, 1999 are referred to herein as the "Company SEC Reports"). No Subsidiary of the Company is required to file any form, report, statement, schedule, registration statement or other document with the SEC. The Company SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, each as in effect on the date so filed or amended, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) Each of the audited and unaudited consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or in the Company SEC Reports), and each fairly presents the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of their operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments and do not contain all of the footnote disclosures required by GAAP.

     SECTION 3.8. Absence of Certain Changes or Events. Since December 31, 2000, the Company and its Subsidiaries have conducted business in the ordinary course and there has not occurred: (i) any material adverse change in the assets or Liabilities of the Company and its Subsidiaries taken as a whole or any events, developments or circumstances that would, individually or in the aggregate, reasonably be expected to result in such a material adverse change, in each case other than any changes arising after the date hereof as a result of any actions taken pursuant to Section 5.2 or 5.3 hereof, any change in general economic conditions, any change affecting the internet or media industry generally, any failure by the Company to meet revenue and earnings estimates or the announcement of this Agreement (including the announcement of the liquidation and dissolution of the Company contemplated by this Agreement); (ii) any amendment or change in the Company Charter Documents; (iii) any damage to, destruction or loss of any asset of the Company or any of its Subsidiaries (whether or not covered by insurance) that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (iv) any material change by the Company in its accounting methods, principles or practices (other than changes required by GAAP); (v) other than in the ordinary course of business, any purchase, acquisition, sale or other disposition of a material amount of assets of the Company or any of its Subsidiaries; (vi) any granting of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of December 31, 2000 that have been delivered to NBC; (vii) any granting of any increase in compensation payable or to become payable to any officer or key employee of the Company or any of its Subsidiaries; or (viii) any material tax election, any material change in method of accounting with respect to Taxes or any compromise or settlement of any proceeding with respect to any material
Tax liability.

     SECTION 3.9.   No Undisclosed Liabilities.  As of December 31,
2000, neither the Company nor any of its Subsidiaries had any liabilities, contingent or otherwise, except liabilities (a) adequately provided for in the Company's audited balance sheet (including any related notes thereto) as of December 31, 2000 included in the Company's Annual Report of Form 10-K for the year ended December 31, 2000 (the "2000 Balance Sheet"), or (b) that, had they been known to the Company at the time of the preparation of the 2000 Balance Sheet, would not have been required under GAAP to be reflected on the 2000 Balance Sheet or disclosed in the notes thereto. Since December 31, 2000, the Company and its Subsidiaries have only incurred liabilities (x) as set forth in the Company SEC Reports filed prior to the date hereof, (y) in the ordinary course of business consistent with past practice, or (z) after the date hereof pursuant to Section 5.2 and 5.3 hereof and which, in the case of clause (y) of this Section 3.9, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.10. Absence of Litigation. There are no suits, claims, actions, proceedings or investigations pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or against or involving any properties or rights of the Company or any of its Subsidiaries, which would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.
Section 2.10 of the Company Disclosure Schedule sets forth as of the date of this Agreement the suits, claims, actions, proceedings and investigations pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries which if adversely determined would result in a liability to the Company in excess of $100,000. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement no officer of the Company or any Class A Director, and no officer or director of the Company's Subsidiaries, has been served with or otherwise has written notice of a written complaint naming such officer or director as a defendant in any litigation commenced by stockholders of the Company or any of its Subsidiaries with respect to the performance of his or her duties as an officer and/or director of the Company or any of its

Subsidiaries under any federal or state Law (including litigation under federal and state securities Laws).

     SECTION 3.11. Employee Benefit Plans; Employment Agreements. (a) The Company has made available to NBC copies of each of its written Company Employee Plans and a written summary of any unwritten Company Employee Plans. "Company Employee Plan" shall mean any "employee benefit plan" as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, agreement, perquisite, understanding or arrangement providing benefits to any current or former director, officer, employee or consultant (or to any spouse, dependent or beneficiary thereof) of the Company or any ERISA Affiliate, which are now, or were within the past six years, maintained by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any obligation or liability, including all employment, severance, retirement, incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, fringe benefit, or stock-based compensation plans, policies, programs, practices, agreements, perquisites, understandings or arrangements.
"ERISA Affiliate" shall mean any entity (whether or not incorporated) other than the Company that, together with the Company, is or was a member of (i) a controlled group of corporations within the meaning of
Section 414(b) of the Code; (ii) a group of trades or businesses under common control within the meaning of Section 414(c) of the Code; or (iii) an affiliated service group within the meaning of Section 414(m) of the Code. Each of the severance agreements between the Company or any of its Subsidiaries and any of their respective employees is substantially in the form of the form of severance agreement previously provided to NBC by the Company.

     (b) With respect to each Company Employee Plan, the Company has made available to NBC, prior to the date hereof, true and complete copies of
(i) plan instruments and amendments, summary plan descriptions, and summaries of material modifications (and written summaries of any unwritten Company Employee Plans or modifications to Company Employee Plans), (ii) to the extent annual reports on Form 5500 are required with respect to any Company Employee Plan, the most recent annual report and attached schedules for each Company Employee Plan as to which such report is required to be filed, and (iii) where applicable, the most recent notification or determination letter and actuarial reports.

     (c) Neither the Company nor any ERISA Affiliate during the past six (6) years has maintained, contributed to or had an obligation to contribute to or maintain a Company Employee Plan subject to Title IV of ERISA (including, without limitation, any "multiemployer plan" as defined in Section 3(37) of ERISA) or to Section 412 of the Code. No Company
Employee Plan is a "multiple employer plan" as described in Section 3(40) of ERISA or Section 413(c) of the Code. Neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA that remains unsatisfied.

     (d) Each Company Employee Plan is and has been operated in all material respects in compliance with its terms and all applicable Laws. The
Company has made all contributions required to be made by it up to and including the date hereof with respect to each Company Employee Plan, except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse
Effect.
                                        -18-

     (e) (i) Each Company Employee Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter as to its qualification or has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan, and to the Knowledge of the Company nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification; (ii) to the Knowledge of the Company, no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate to any tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws;
(iii) to the Company's Knowledge, no "prohibited transaction" (as such term is defined in ERISA section 406 and Code Section 4975) and not otherwise exempt under Section 4975 of the Code or Sections 408 of ERISA or "accumulated funding deficiency" (as such term is defined in ERISA
Section 302 and Code Section 412 (whether or not waived)) has occurred with respect to any Company Employee Plan; and (iv) no Company Employee Plan provides retiree welfare benefits and neither the Company nor any of its Subsidiaries has any obligation to provide any retiree welfare benefits other than as required by Section 4980B of the Code; and neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to any entity that has engaged in, a transaction described in Section 4069 or 4212(c) of ERISA that would, in the case of each of clauses (ii) or (iv), individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     (f) With respect to any Company Employee Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits or claims.

     (g) Except as set forth in Section 2.8 of this Agreement, no Company Employee Plan exists that could result in the payment to any present or former director, officer, employee or consultant of the Company or any of its Subsidiaries of any money or other property or accelerate or provide any other rights or benefits to any present or former employee of the Company or any of its Subsidiaries as a result of the consummation of the Transactions or as a result of the termination of employment of any such employee within a specified period of time after such consummation.

     SECTION 3.12. Labor Matters. There are no strikes, slowdowns, work stoppages or lockouts pending or, to the Knowledge of the Company, threatened, between the Company or any of its Subsidiaries and any of their respective employees. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the Knowledge of the Company, the Company and each of its Subsidiaries is in compliance with all applicable Laws, agreements, contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment except for failures so to comply, if any, that, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.13. Proxy Statement, Schedule 13E-3. The proxy statement to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the adoption of this Agreement and approval of the Transactions (the "Company Stockholders Meeting") (such proxy statement as amended or supplemented is referred to herein as the "Proxy Statement") will not, on the date the Proxy
Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Company Stockholders
Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders
Meeting which has become untrue or misleading. The Statement on Schedule 13E-3 (such Statement, as amended or supplemented, is referred to herein as the "Schedule 13E-3") to be filed by the Company concurrently with the filing of the Proxy Statement, will not, at the time it is first filed with the SEC, and at any time it is amended or supplemented and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
The Proxy Statement and the Schedule 13E-3 shall comply as to form in all material respects with the requirements of the Exchange Act.
Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or on behalf of NBC or Merger Sub in writing specifically for inclusion in the Proxy
Statement or the Schedule 13E-3.

     SECTION 3.14. Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing the conduct of any business after the Effective Time by the Surviving Company or any of its Subsidiaries or the NBC or any of its Affiliates, including, without limitation, any agreements that expressly limit the ability after the Effective Time of the Surviving Company or any of its Subsidiaries or the NBC or any of its Affiliates, to compete in or conduct any line of business or compete with any Person in any geographic area or during any period of time.

     SECTION 3.15. Material Contracts. (a) Section 3.15(a) of the Company Disclosure Schedule accurately lists the following legally binding contracts, agreements, commitments, arrangements, leases, licenses, policies and instruments, whether written or oral ("Contracts") undertaken by or for the Company or any of its Subsidiaries and to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound (collectively, "Material Contracts"):

     (i) any Contract involving commitments to others to make capital expenditures involving $25,000 or more in any one case, except Contracts for which the obligations of the Company and its Subsidiaries are fully reflected in the capital expenditure budget of the Company for the fiscal quarter ending June 30, 2001 previously provided to NBC (the "Cap Ex Budget");

     (ii) (A) any Contract relating to any direct or indirect indebtedness for borrowed money (including but not limited to loan agreements, lease-purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings on which others rely in extending credit), or (B) any conditional sales contracts, chattel mortgages, equipment lease agreements, and other security arrangements with respect to personal property with a value in excess of $25,000 in each instance used or owned by the Company or any of its Subsidiaries;

     (iii)     any lease for real property;

     (iv) any Contract containing covenants limiting the ability of the Company or any of its Subsidiaries to compete in any line of business with any person or in any area or territory;

     (v) any material license agreement either as licensor or licensee, or any other agreement of any type relating to any of the material
Intellectual Property owned or used by the Company or any of its Subsidiaries;

     (vi) (A) any Contract for advertising, promotion, distribution, content or anchor tenancy providing for payments by or to the Company or any of its Subsidiaries, whether in cash or Equity Interests, in excess of $25,000 and (B) any material content Contract;

     (vii) any Contract with any consultant providing for the payments by the Company or any of its Subsidiaries, whether in cash or Equity
Interests, in excess of $100,000;  and

     (viii) any Contract not covered by any of the other items of this
Section 3.15 that provides for payments by the Company, whether in cash or Equity Interests, or performance of other obligations, in excess of $50,000, except Contracts that may be terminated without liability, obligation or penalty by the Company or its Subsidiary on not more than 30 days' notice.

     (b) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is, and to the Company's knowledge no other party is, in default or breach of any Material Contract, except for those defaults which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and as of the date of this Agreement there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default, except for those defaults which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is not a party to any Material Contract that is required to be disclosed as an exhibit to the SEC Documents in accordance with the rules and regulations of the SEC that has not been so disclosed. All advertising agreements referred to in Section 3.15(a)(vi) are substantially in the form of the form of advertising agreement previously provided to NBC by the Company.

     SECTION 3.16. Taxes. The reserves for Taxes as shown on the 2000 Balance Sheet are sufficient for the payment of all accrued but unpaid Taxes of the Company and each of its Subsidiaries, for all periods ending on or prior to December 31, 2000. All Tax Returns required to be filed by the Company and its Subsidiaries have been filed when due in accordance with all applicable Laws. To the Knowledge of the Company, all such Tax Returns were correct and complete as filed in all material respects in accordance with all applicable Laws. All Taxes shown to be due on such Tax Returns have been timely paid, withheld or remitted to the appropriate taxing authority, the Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable and, to the Knowledge of the Company, there is no audit, dispute, claim, action, proceeding or investigation pending or threatened with respect to any such Tax Returns or any Taxes shown thereon. Neither the Company nor any of its Subsidiaries has received any written notice of any deficiency with respect to the payment of any Taxes. Neither the Company nor its Subsidiaries are party to, bound by or have any obligation under, any tax sharing agreement or similar contract or arrangement or any agreement that obligates it to make any payment computed by reference to the Taxes,
taxable income or taxable losses of any other person.   There are no
Liens with respect to Taxes on any of the assets or properties of the Company or any of its Subsidiaries other than with respect to Taxes not yet due and payable. The Company and its Subsidiaries (i) are not, and have not been, a member of an affiliated group filing a consolidated federal income Tax Return other than a group the common parent of which is the Company, and (ii) have no liability for the Taxes of any Person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise.

     SECTION 3.17. Brokers. None of the Company, its Subsidiaries or their respective officers or directors has employed any broker, finder or financial advisor or otherwise incurred any liability for any brokerage fees, commissions or financial advisors' or finders' fees in connection with the Transactions, other than Dresdner Kleinwort Wasserstein, Inc.,
the fees and expenses of which shall be borne by the Company.   The
Company has heretofore furnished to NBC complete and correct copies of all agreements between the Company and its Subsidiaries and its financial advisors pursuant to which such firms would be entitled to any payment relating to the Transactions or this Agreement.

     SECTION 3.18. Intellectual Property. (a) The Company and its Subsidiaries own, are licensed or otherwise have the right to use all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries (the "Company IP"), in the fashion such Intellectual Property has been used in the business of Company and its Subsidiaries prior to the Closing, except where the failure to own or be licensed or otherwise have such rights in any such Company IP, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

     (b) to Company's Knowledge, the Company IP that is owned in whole or in substantial part by Company and/or its Subsidiaries ("Company-Owned IP") is enforceable and unexpired, has not been abandoned and is free of all liens, except to the extent such unenforceablity, expiration or abandonment would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

     (c) neither the Company nor any of its Subsidiaries has received any written notice with respect to any alleged infringement or unlawful use by the Company or its Subsidiaries of any Intellectual Property right owned or alleged to be owned by any Third Party that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and to the Company's Knowledge, the use of the Company IP in the business of

Company and its Subsidiaries prior to Closing has not infringed or misappropriated the Intellectual Property right of any Third
Party in a fashion that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

     (d) to the Company's Knowledge, the Company-Owned IP is not being infringed by any Third Party in any fashion that has had or would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect prior to the Closing;

     (e) the Company has taken reasonable steps to protect and maintain the rights in the Company-Owned IP; and

     (f) no government action is outstanding or pending, or to the Company's Knowledge, threatened, that seeks to limit or challenge the validity, enforceability, ownership or use of any Company IP, in either case in a fashion that would reasonably be expected to have a Company Material
Adverse Effect.

For purposes of this Section 3.18, "Company IP" will exclude any and all Intellectual Property licensed or otherwise provided to Company or its Subsidiaries by NBC or its Affiliates (other than Company and its Subsidiaries), including without limitation any Intellectual Property provided or licensed under that certain Brand Integration and License Agreement between Company and NBC dated May 8, 1999.

     SECTION 3.19. Privacy Rights. The Company (i) takes all necessary and advisable actions to prevent any Person from unauthorized or improper use of or access to its systems or services or the information of any other Person contained therein; and (ii) complies with all governing industry standards and sound and reputable business practice regarding rights of any Person concerning confidential information or personal privacy, including all rights provided under international, foreign, U.S. and state laws, treaties, compacts or directives respecting invasion of privacy or the obtaining, storing, using or transmitting of personal information of any type; except in each case as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

     SECTION 3.20. Insurance. The Company has made available to NBC all material fire and casualty, general liability, business interruption and other insurance policies (collectively, "Insurance Policies") maintained by the Company or any of its Subsidiaries. Such policies are in full force and effect as of the date of this Agreement and with respect to all policies neither the Company nor any of its Subsidiary is delinquent in the payment of any premiums thereon, and no notice of cancellation or termination has been received with respect to any such policy.

     SECTION 3.21. No Rights Plan. Neither the Company nor any of its Subsidiaries has any rights plan or similar preferred stock purchase plan or similar arrangement.

     SECTION 3.22. Opinion of Financial Advisor. The Board of Directors has received the opinion of Dresdner Kleinwort Wasserstein, Inc., financial advisor to the Board of Directors, to the effect that, as of the date of this Agreement, the Consideration to be received in the Merger by the holders of shares of Class A Common Stock (other than NBC and its

Affiliates) is fair to such holders from a financial point of view. A true and complete copy of such written opinion has been, or as soon as practicable will be, delivered to NBC.

     SECTION 3.23. Board Approvals. (a) The Class A Directors and the Class B Directors, voting as separate classes, have unanimously determined that the Merger and the Consideration to be paid to the holders of Class A Common Stock in the Merger are fair to and in the best interests of the holders of Class A Common Stock and have unanimously approved this Agreement. The Board of Directors of the Company, at a meeting duly called and held on April 8, 2001, has unanimously (i) determined that this Agreement and the Merger and the Consideration to be paid to the holders of Class A Common Stock are fair to and in the best interests of the holders of Class A Common Stock and (ii) resolved to recommend that the holders of the shares of Common Stock adopt this Agreement and approve the Merger and the other Transactions.

     (b) By unanimous written consents, the Boards of Directors of the Company and Merger Sub (in accordance with Sections 141(f) and 203 of the
DGCL) have (i) approved this Agreement and the Transactions and (ii) declared the advisability thereof.

     SECTION 3.24. Votes Required. Under the DGCL (including, without limitation, Section 203), the Company's Charter Documents and any other applicable Law or stock exchange rules, the only vote required of the holders of any class or series of the Company's Equity Interests necessary to adopt this Agreement and to approve the Transactions is the approval, assuming a quorum is present, of (i) a majority of the shares of Class A Common Stock and Class B Common Stock voting together as a single class, (ii) a majority of the shares of Class A Common Stock voting as a single class and (iii) a majority of the shares of Class B Common Stock voting as a single class.

                                ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF NBC

     NBC hereby represents and warrants to the Company as follows:

     SECTION 4.1. Organization and Good Standing. Each of NBC and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a NBC Material Adverse Effect.

     SECTION 4.2. Capitalization. The authorized capital stock of the Merger Sub consists solely of 100 shares of Merger Sub Common Stock, all of which shares of Merger Sub Common Stock are owned by NBC and are validly issued and outstanding, fully paid and nonassessable and free of preemptive or similar rights. No shares of Merger Sub Common Stock are issuable upon the exercise or conversion of options, warrants or convertible securities of any kind.

     SECTION 4.3. Authority Relative to this Agreement. Each of NBC and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Merger Sub, and the consummation by NBC and Merger Sub of the Transactions, have been duly and validly authorized by all necessary corporate action of NBC and Merger Sub, and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each of NBC and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Parties, constitutes the legal, valid and binding obligation of each of NBC and Merger Sub, enforceable against NBC and Merger Sub in accordance with its terms, except to the extent limited by bankruptcy, insolvency, moratorium, fraudulent conveyance or other laws affecting the rights of creditors generally and to the extent that the availability of equitable remedies may be limited by equitable principles.

     SECTION 4.4.   No Conflict; Required Filings and Consents.  (a)
The execution and delivery of this Agreement by each of NBC and Merger Sub do not, and the performance of this Agreement by NBC and Merger Sub and the consummation of the Transactions will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of NBC or Merger Sub, as the case may be, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) and (iii) of Section 4.4(b) have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to NBC or Merger Sub or by which NBC or Merger Sub or any of their respective properties is bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of NBC or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which NBC or Merger Sub is a party or by which NBC or Merger Sub or any of their respective material properties is bound or affected, except, in the case of clauses (ii) and
(iii) of this Section 4.4(a), for any conflict, violation, breach, default, impairment or right that would not, individually or in the aggregate, reasonably be expected to have a NBC Material Adverse Effect.

     (b) The execution and delivery of this Agreement by NBC and Merger Sub do not, and the performance of this Agreement by NBC and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with any Governmental Authority, except (i) for (A) applicable requirements, if any, of the Exchange Act, state securities Laws, the pre-merger notification requirements of the HSR Act and filings and consents under any similar non-competition Laws, (C) filings and consents as may be required under any environmental, health or safety Law pertaining to any notification, disclosure or required approval triggered by the Transactions, and (D) the filing and recordation of the appropriate documents with respect to the Transactions in accordance with the DGCL, (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a NBC Material Adverse Effect, or (iii) consents, approvals, authorizations, permits, filings or notifications which have heretofore been obtained or made, as the case may be, by NBC or Merger Sub and is in full force and effect.

     SECTION 4.5. Absence of Litigation. As of the date hereof, there are no claims, actions, suits, proceedings or investigations pending or, to the Knowledge of NBC, threatened against NBC or Merger Sub before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which seeks to enjoin or otherwise challenges the consummation of the Transactions or would reasonably be expected to have a NBC Material Adverse Effect.

     SECTION 4.6. Proxy Statement; Schedule 13E-3. The information supplied or to be supplied in writing by or on behalf of NBC or Merger Sub specifically for inclusion (i) in the Proxy Statement will not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become untrue or misleading or (ii) the
Schedule 13E-3, to be filed by the Company concurrently with the filing of the Proxy Statement, will not at the time it is first filed with the SEC, and at any time it is amended or supplemented and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. No Contracts undertaken by or for NBC or any of its Subsidiaries and to which NBC or any of its Subsidiaries is a party, or by which it or any of its Subsidiaries is bound, exist between NBC or any of its Subsidiaries, on the one hand, and any Class A Director or officer of the Company, on the other hand, other than those referenced in the Company SEC Reports. Notwithstanding the foregoing, NBC makes no representation or warranty with respect to any information supplied by the Company that is contained or incorporated by reference in, or furnished in connection with the preparation of, the Proxy Statement or the Schedule 13E-3.

     SECTION 4.7. Brokers. None of NBC or Merger Sub or its officers or directors has employed any broker, finder or financial advisor or otherwise incurred any liability for any brokerage fees, commissions or financial advisors' or finders' fees in connection with the Transactions.

     SECTION 4.8. No Prior Activities of Merger Sub. Merger Sub was incorporated on April 6, 2001. Except in connection with its incorporation or the negotiation and consummation of this Agreement and the Transactions, Merger Sub has no material properties or assets or incurred any obligation or liability and has not engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person. Merger Sub has no Subsidiaries.

                                 ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE MERGER

     SECTION 5.1. Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time (the "Interim Period"), except as set forth in Section 5.1 of the Company Disclosure Schedule or Section 5.2 or 5.3 of this Agreement or with the prior written consent of NBC, the Company shall conduct its business and shall cause the businesses of its Subsidiaries (including with respect to the collection of accounts receivable and the payment of accounts payable) to be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business. By way of amplification and not limitation, except as provided in this Agreement, neither the Company nor any of its Subsidiaries shall, during the Interim Period, except as set forth in Section 5.1 of the Company Disclosure Schedule or in Section 2.8, 5.2 or 5.3 of this Agreement, directly or indirectly do, or propose or agree to do, any of the following without the prior written consent of NBC, provided that solely in the case of actions set forth in clause (c), (i), (j), (k), (l) or (t) below if such consent is not denied within three (3) business days after receipt of written notice by NBC in accordance with the provisions hereof, such consent shall be deemed granted:

     (a) amend or otherwise change the Company Charter Documents or any of the Subsidiary Documents or agree to any change in the Minority
Investment Documents;

     (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any Equity Interests of the Company or any of its Subsidiaries (except for the issuance of shares of Class A Common Stock issuable upon the exercise of Company Options and Company Warrants outstanding on the date hereof);

     (c) sell, pledge, dispose of, mortgage, otherwise encumber or subject to any Lien any assets of the Company or any of its Subsidiaries (except for sales of immaterial assets on an arms-length basis having a fair market value not in excess of $10,000 in any individual transaction or $20,000 in the aggregate);

     (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its Equity Interests, (ii) split, combine or reclassify any of its Equity Interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its Equity Interests, (iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire any of the Company's or its Subsidiary's securities, including shares of Class A Common Stock, or any option, warrant or right, directly or indirectly, to acquire any such securities, or (iv) settle, pay or discharge any claim, suit or other action brought or threatened against the Company with respect to or arising out of an Equity Interests in the Company;

     (e) (i) (A) incur any indebtedness for borrowed money, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, (C) make any loans, advances (other than to employees of and consultants to the Company for travel and other reasonable and customary expenses incurred in the ordinary course of business consistent with past practice) or capital contributions to, or investments in, any other Person, other than to the Company or any direct or indirect wholly-owned Subsidiary of the

Company or (D) assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or (ii) enter into or materially amend any contract, agreement, commitment or arrangement to effect any of the transactions prohibited by this
Section 5.1(e);

     (f) (i) grant any new or modified severance or termination arrangement or increase or accelerate any benefits payable under the severance or termination pay policies in effect on the date hereof except as required by any existing policies or agreements, (ii) enter into any employment agreements or increase any compensation or benefits (whether payable in cash, stock or otherwise) payable or to become payable to any of its employees except as required by any existing agreements, or (iii) establish, adopt, enter into or amend any collective bargaining agreement, Company Employee Plan, trust, fund, program, practice, understanding, perquisite, contract, policy or arrangement for the benefit of any current or former director, officer, employee or consultant or any of their spouses, dependents or beneficiaries, except, in each case, as may be required by law;

     (g) take any action to change any of the accounting policies or procedures used by it (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), except as required by GAAP;

     (h) make any material tax election or settle or compromise any United States federal, state, local or non-United States material tax liability, make or change any method of accounting with respect to any Tax, file any amended Tax Return with respect to any material Tax or settle or compromise any material federal, state, local or foreign Tax liability;

     (i) pay, discharge or satisfy any claim, liability or obligation, including without limitation any litigation, investigation, arbitration or other proceeding, in excess of $25,000 in any individual case or $250,000 in the aggregate;

     (j) acquire or agree to acquire any assets, other than (i) supplies in the ordinary course of business consistent with past practice or (ii) furniture, fixtures and equipment on order, in each case not exceeding $10,000 in any individual transaction or $20,000 in the aggregate;

     (k) make any capital expenditures other than as set forth in the cash forecasts previously provided to NBC and in any event not exceeding
$5,000 for any individual transaction or $20,000 in the aggregate, in each case other than pursuant to any currently existing Contracts included in the Cap Ex Budget;

     (l) pay, discharge or satisfy any material claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of (x) liabilities or obligations in accordance with their terms as in effect on the date hereof, or (y) claims settled or compromised to the extent permitted by Section 5.1(i), or waive, release, grant, or transfer any rights of material value or modify or change in any material respect any existing material license, lease, contract or other document, other than in the ordinary course of business consistent with past practice;

     (m) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than the Transactions);

     (n) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

     (o) make any investment in any other entity or business, whether by means of a purchase of Equity Interests or assets, or by any other manner;

     (p) amend or modify in any material respect or terminate any material existing IP Contract, execute any new IP Contract that would be material to the business of the Company and its Subsidiaries taken as a whole, sell, license or otherwise dispose of, in whole or in part, any material Company IP, and/or subject any material Company IP to any material Lien other than license for any generally commercially available software;

     (q) enter into any agreement prohibiting or impairing the conduct of any business after the Effective Time by the Surviving Company or any of its Subsidiaries or NBC or any of its Affiliates, including, without limitation, any agreements that expressly limit the ability of after the Effective Time of the Surviving Company or any of its Subsidiaries or NBC or any of its Affiliates to compete in or conduct any line of business or compete with any Person in any geographic area or during any period of time;

     (r) engage in any transaction with, or enter into any agreement, arrangement, or understanding with, directly or indirectly, any of the Company's Affiliates, directors or officers or any holder, beneficially or of record, of more than five percent (5%) of any class of the Company's capital stock;

     (s) commence any litigation, or commence any other proceeding before any Governmental Authority;

     (t) enter into any other agreement or commitment (i) that would be a Material Contract or (ii) (A) requiring total payments by or to the Company in excess of an aggregate of $10,000 (whether in cash, Equity Interests or other barter) and (B) not terminable by the Company without penalty or payment upon no more than thirty (30) days prior notice; or

     (u) authorize any of, or commit or agree to take any of, the foregoing actions.

     SECTION 5.2.   Additional Agreements with Respect to Conduct of
Business by the Company. The Company covenants and agrees that it will consult with NBC as to the reduction of the Company's operations during the Interim Period. NBC will jointly participate with the Company's personnel in determining the scope of such reduction and the actions to be taken to effect it. The Company and NBC agree that within one (1) week of the date hereof, they will mutually agree upon an initial reduction plan (the "Reduction Plan") identifying specific contractual arrangements and liabilities of the Company and its Subsidiaries to be terminated, paid, discharged or satisfied during the Interim Period. The Company agrees to use reasonable commercial efforts to terminate and pay, discharge or satisfy during the Interim Period the arrangements and liabilities set forth in the reduction plan, and any other arrangements and liabilities of the Company and its Subsidiaries reasonably required by NBC. Notwithstanding the foregoing, no provision of this Section 5.2 shall require the Company to take any action that the Class A Directors determine in good faith by majority vote would have a material adverse effect on the Company in the event the Agreement were terminated prior to the Effective Time. The Company agrees to obtain NBC's written consent prior to making any material commitments or incurring any material liability or other obligation in connection with such reduction other than as set forth in any reduction plan mutually agreed upon by the Company and NBC. In particular, the Company agrees it shall obtain the prior written consent of NBC to any termination, discharge or satisfaction involving payment by the Company exceeding $25,000 for any individual obligation. In addition, the Company agrees to continue to purchase and broadcast advertising pursuant to the advertising agreement between the Company and NBC dated as of November 30, 1999, consistent with the level of such purchases provided in the Company budget as of the date hereof.

     SECTION 5.3.   Additional Agreements with Respect to Employees.
The Company agrees that during the Interim Period, it will terminate its employment of the numbers of employees set forth in Section 5.3 of the Company Disclosure Schedule by the corresponding dates set forth therein. NBC and the Company agree to review such termination schedule in good faith on an ongoing basis during the Interim Period, and may modify such schedule as necessary to enable the Company to comply with Section 5.2 and the other provisions hereof. Notwithstanding the foregoing, no provision of this Section 5.3 shall require the Company to take any action that the Class A Directors determine in good faith by majority vote would, as a result of developments after the date of this Agreement, have a material adverse effect on the Company in the event the Agreement were terminated prior to the Effective Time. NBC acknowledges that in performing its obligations under this Section 5.3 in accordance herewith, the Company may not be able to comply with the notice requirements of the Worker Adjustment and Retraining Notification Act of 1988 and the Company may be required to provide compensation in lieu thereof to certain terminated employees.

     SECTION 5.4. No Solicitation. (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative, advisor, Subsidiary or agent of the Company or any of its Subsidiaries, (i) solicit or initiate any inquiries, proposals or offers (whether or not in writing) from any Third Party regarding an Alternative Transaction (any of the foregoing inquiries, proposals or offers being referred to herein as an "Acquisition Proposal") or provide any non-public information in respect of any Acquisition Proposal or any of the foregoing, or (ii) enter into or participate in any discussions or negotiations regarding any of the foregoing. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from (A) furnishing information to a Third Party which has made an Acquisition Proposal not solicited in violation of this Agreement that the Board of Directors or a majority of the Class A Directors has concluded constitutes or could result in a Superior Proposal, or (B) subject to compliance with the other terms of this Section 5.4, entering into or participating in discussions or negotiations concerning an Acquisition Proposal not solicited in violation of this Agreement that the Board of Directors or a majority of the Class A Directors has concluded constitutes or could result in a Superior Proposal.

     (b) For purposes of this Agreement, a "Superior Proposal" means any of the transactions described in the definition of Alternative Transaction (with all of the percentages included in the definition of such term raised to 50% for purposes of this definition) with respect to which the Board of Directors of the Company shall have concluded in good faith, after consultation with its outside legal counsel and its financial advisor(s), (i) is reasonably capable of being completed and (ii) represents a superior transaction for the holders of Class A Common Stock to the Transactions.

     (c) For purposes of this Agreement, an "Alternative Transaction" means any of (i) a transaction pursuant to which a Third Party acquires or would acquire more than fifteen percent (15%) of the outstanding shares of any class of Equity Interests of the Company or any of its Subsidiaries, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, business combination, sale of substantially all assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, (iii) any transaction pursuant to which any Third Party acquires or would acquire control of assets (including for this purpose the outstanding Equity Interests of Subsidiaries of the Company and securities of the entity surviving any merger or business combination involving any of the Company's Subsidiaries) of the Company, or any of its Subsidiaries having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than fifteen percent (15%) of the fair market value of, on a consolidated basis, the assets of the Company and its Subsidiaries immediately prior to such transaction, or (iv) any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or materially delay either of the Transactions or which would or could reasonably be expected to materially dilute the benefits to NBC of the Transactions.

     (d) Except as expressly permitted by this Section 5.4, neither the Board of Directors of the Company nor any committee thereof nor the Class
A Directors shall withdraw or modify in any manner adverse to NBC, the recommendation by the Board of Directors of the adoption of this Agreement by the stockholders of the Company. Notwithstanding the foregoing, (x) the Board of Directors or the Class A Directors may withdraw or modify in any manner adverse to NBC their recommendation of the adoption of this Agreement by the stockholders of the Company if they determine in good faith, based on the advice of their outside legal advisors, that such action is required to comply with their fiduciary duties under the DGCL, and (y) in the event that the Board of Directors receives an Acquisition Proposal and the Class A Directors or the Board of Directors determine in good faith, after consultation with their financial and legal advisors, that failure to do so is reasonably likely to be inconsistent with their fiduciary duties under the DGCL, the Class A Directors and the Board of Directors may (i) withdraw or modify in any manner adverse to NBC their recommendation of the adoption of this Agreement by the stockholders of the Company and (ii) subject to this Section 5.4(e) and Section 8.1(f), terminate this Agreement pursuant to Section 8.1(f) (and concurrently with or after such termination, if it so chooses, the Board of Directors may cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (an "Acquisition Agreement")), but only after the third Business Day following NBC's receipt of written notice advising NBC that the Board of Directors or the Class A Directors are prepared to accept a Superior Proposal, and attaching the most current version of any such Superior Proposal or any draft of an Acquisition Agreement.

     (e) Nothing contained in this Section 5.4 shall prohibit the Company from taking and disclosing to its stockholders a position, and making related filings with the SEC, as required by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its stockholders if, in the good faith judgment of the Board of Directors, after consultation with outside counsel, failure to do so is reasonably likely to cause the Board of Directors to be in breach of its obligations under any applicable law, rule or regulation.

                              ARTICLE VI

                         ADDITIONAL AGREEMENTS

     SECTION 6.1. Proxy Statement and Schedule 13E-3. As promptly as practicable after the execution of this Agreement, the parties shall cooperate and promptly prepare, and the Company shall file with the SEC as soon as practicable the Proxy Statement and NBC and the Company shall file with the SEC as soon as practicable the Schedule 13E-3. Each of the Company and NBC shall cooperate with each other in connection with the preparation of the Proxy Statement and the Schedule 13E-3 including, but not limited to, furnishing information required to be disclosed in the Proxy Statement and the Schedule 13E-3. The information provided and to be provided by NBC and the Company, respectively, for use in (i) the Proxy Statement will, at the time the Proxy Statement is filed with the SEC and on the date of the Company Stockholders Meeting, not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, and the Company and NBC each agree to correct any information provided by it for use in the Proxy Statement which shall have become untrue or misleading in any material respect and
(ii) the Schedule 13E-3 to be filed with the SEC by the Company concurrently with the filing of the Proxy Statement will, at the time it is first filed with the SEC, and at any time it is amended or supplemented and at the time of the Company Stockholders Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will promptly notify NBC of the receipt of any comments from the SEC, of any request by the SEC for any amendment to the Proxy Statement or the Schedule 13E-3 or for additional information, and will supply NBC with copies of all correspondence between the Company or any of its representatives and the SEC, with respect to the Proxy Statement or the Schedule 13E-3. The Company will permit NBC to review and comment upon all filings with the SEC, including the Proxy Statement and the Schedule 13E-3 and any amendment thereto.
All mailings to the Company's stockholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review and comment by NBC. The Company agrees to use its commercially reasonable best efforts, after consultation with NBC, to respond as promptly as reasonably practicable to any comments made by the SEC with respect to the Proxy Statement, any preliminary version thereof filed by it and to cause the Proxy Statement to be mailed to the Company's stockholders at the earliest practicable time. The Company and NBC agree to cooperate to respond as promptly as reasonably practicable to any comments made by the SEC with respect to the Schedule 13E-3.

     SECTION 6.2.  Company Stockholders Meeting; Voting Agreement of
NBC. (a) The Company shall call the Company Stockholders Meeting as promptly as reasonably practicable for the purpose of voting upon the adoption of this Agreement and the approval of the Transactions and the Company shall use its reasonable best efforts to hold the Company Stockholders Meeting as soon as reasonably practicable. Subject to Section 5.4(d), the Company, through its Board of Directors, will, as promptly as reasonably practicable following the date of this Agreement, recommend to its stockholders the adoption of this Agreement and the approval of the Transactions as set forth in Section 3.23(a) and shall solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transactions and shall take such other reasonable actions that are necessary or advisable to secure the vote or consent of stockholders in favor of such adoption and approval. Subject to Section 5.4(d) hereof, any such recommendation, together with a copy of the opinion referred to in Section 3.22 shall be included in the Proxy
Statement.

     (b) NBC hereby agrees to vote or consent (or cause to be voted or consented), in person or by proxy, at the Company Stockholders Meeting, all Class B Stock and any other voting securities of the Company (whether acquired heretofore or hereafter) that are beneficially owned or held of record by NBC or as to which NBC has, directly or indirectly, the right to vote or direct the voting as of the relevant record date, in favor of the adoption of this Agreement and the approval of the Transactions.

     SECTION 6.3. Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject (from which it shall use commercially reasonable efforts to be released), the Company shall (and shall cause its Subsidiaries to) (i) during the period after the execution and delivery of this Agreement and prior to the Effective Time, afford to the officers, employees, accountants, counsel and other representatives of NBC reasonable access to its properties, books, contracts, commitments and records, and (ii) during such period, furnish promptly to NBC all information concerning its business, properties and personnel as NBC may reasonably request, and shall make available to NBC for reasonable periods of time the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the Company's business, properties and personnel as NBC may reasonably request. NBC shall keep such information confidential in accordance with, and agrees to be bound by, the terms of the confidentiality letter, dated March 26, 2001 (the "Confidentiality Letter") between NBC and the Company. No investigation pursuant to this Section 6.3 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

     SECTION 6.4. Consents; Approvals. Each of the Company and NBC shall use its commercially reasonable efforts to obtain all consents, waivers, approvals, authorizations or orders (including all consents, waivers, approvals, authorizations and orders from all Governmental Authorities or other Third Parties); provided that without the prior written consent of NBC, which consent shall not be unreasonably withheld or delayed, neither the Company nor any of its Subsidiaries shall pay any cash or other consideration, make any commitments or incur any liability or other obligation to obtain any such consent. The Company and NBC shall make all filings (including all filings with any Governmental Authority) required in connection with the authorization, execution and delivery of this Agreement by the Company and NBC and the consummation by them of the Transactions. The Company and NBC shall furnish all information required to be included in the Proxy Statement, the Schedule 13E-3 or for any application or other filing to be made pursuant to the rules and regulations of any Governmental

Authority in connection with the Transactions. Each of the Company and NBC shall make an appropriate filing of a notification and report form pursuant to the HSR Act with respect to the Transactions within ten days after the date hereof and shall promptly supply any additional information that may be requested pursuant to the HSR Act. The Company and NBC shall each use reasonable commercial efforts to obtain early termination of the waiting period under the HSR Act. In addition, the Company and NBC shall each promptly make any other filing that may be required under any other antitrust law or by any antitrust authority or any takeover laws of jurisdictions outside of the United States. Notwithstanding anything to the contrary contained herein, no party hereto nor any of their Affiliates shall be required to make any disposition or any agreement to hold separate, any Subsidiary, asset or business, and the Company shall not agree to do so.

     SECTION 6.5.   Indemnification and Insurance.  (a)  NBC and the
Surviving Company, jointly and severally, agree, to the fullest extent permitted under applicable law or under the Surviving Company's
Certificate of Incorporation or By-laws, indemnify and hold harmless, each present and former (x) director, (y) officer or (z) solely to the extent a party to an Indemnification Agreement, employee, of the Company or any of its Subsidiaries, and their respective estates, heirs, personal representatives successors and assigns (each, an "Indemnified Party", and collectively, the "Indemnified Parties") against any costs or expenses (including reasonable fees and expenses of counsel) as incurred, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (collectively, an "Action") (x) arising out of or pertaining to the Transactions, or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, in each case to the same extent as provided in the Company's amended and restated Certificates of Incorporation, By-laws or indemnification contracts with any such Indemnified Parties (to the extent such contracts have been disclosed to NBC and are identified in Section 6.5 of the Company Disclosure Schedule) (collectively, the "Indemnification Agreements"), as in effect on the date hereof, in each case for a period of six years after the date hereof, provided that any such indemnification of an employee hereunder pursuant to clause (z) of this Section 6.5(a) shall be limited to that provided in the Indemnification Agreement to which such employee is a party. In the event of any such Action, (whether arising before or after the Effective Time) and subject to the specific terms of any indemnification contract, (i) any counsel retained by the Indemnified
Parties for any period after the Effective Time shall be reasonably satisfactory to NBC, (ii) after the Effective Time, NBC shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received, and (iii) the Surviving Company and NBC will cooperate in the defense of any such Action; provided, however, that in the event any claim or claims for indemnification are made within such six year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims; provided, further, that: (A) promptly after receipt by an Indemnified Party of notice of any such Action, the Indemnified Party shall, if a claim in respect thereof is to be made against the Surviving Company notify the Surviving Company in writing of this claim or the commencement of that Action (although the failure to provide such notice will not adversely affect the rights of the Indemnified Party hereunder except to the extent NBC is prejudiced by such failure); (B) the Surviving Company shall be entitled to participate in the defense of any such Action, and, to the extent it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party or Indemnified Parties, as the case may be; (C) the Surviving Company shall not, in connection with any one such Action or separate but substantially similar or related Actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for all such Indemnified Parties;
(D) no Indemnified Party may settle any such Action, without the prior written consent of the Surviving Company; and (E) the Surviving Company shall not settle any such Action, unless the Indemnified Party that is subject of such action is fully released as a result thereof.

     (b) In addition, the Surviving Company shall maintain in effect for six years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous than any such policies maintained by the Company prior to the Effective Time (the "D&O Insurance"), with respect to matters occurring up to and including the Effective Time and having the maximum available coverage under any such D&O Insurance policies; provided that
(i) the Surviving Company following the Merger shall not be required to spend in excess of 200% of the annual aggregate premiums currently paid by the Company for such insurance; provided, further, that if the Surviving Company following the Merger would be required to spend in excess of such amount per year to obtain insurance having the maximum available coverage under the D&O Insurance policies, the Surviving
Company will be required to spend up to such amount to maintain or procure the maximum amount of such (or similar) coverage that is available at that cost and (ii) such policies may in the sole discretion of the Surviving Company be one or more "tail" policies for all or any portion of the full six year period.

     (c) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the Company or any of its officers, directors or employees, it being understood and agreed that the indemnification provided for in this
Section 6.5 is not prior to or in substitution for any such claims under such policies.

     (d) This Section 6.5 shall survive the consummation of the Transactions, is intended to benefit the Indemnified Parties and the officers and directors of the Company, shall be binding on all successors and assigns of NBC and the Surviving Company and shall be enforceable by the Indemnified Parties.

     SECTION 6.6. Notification of Certain Matters. The Company shall give prompt notice to NBC, and NBC shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which could reasonably be expected to cause the failure to satisfy the conditions precedent set forth in Section 7.2 or 7.3, respectively, and (ii) any notice or other communication from any Third Party or Governmental Authority alleging that the consent of such Third Party or Governmental Authority is or may be required in connection with the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party giving or receiving such notice unless the failure to give such notice results in prejudice to the other party.

     SECTION 6.7. Further Action. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use their respective reasonable best efforts to
                                   -35-
take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

     SECTION 6.8. Public Announcements. NBC and the Company shall consult with each other before issuing any press release or making any written public statement with respect to either the Transactions or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which shall not be unreasonably withheld or delayed, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with the Nasdaq National Market or the New York Stock Exchange.

     SECTION 6.9. Conveyance Taxes. NBC and the Company shall cooperate with each other in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the Transactions that are required or permitted to be filed on or before the Effective Time.

     SECTION 6.10. Employee Plans and Benefits. The Company agrees to terminate the NBC Internet, Inc. 401(k) Profit Sharing Plan (the "401(k) Plan") prior to the occurrence of the Transactions, including the Merger, and distribute the assets of the 401(k) Plan in accordance with the provisions of the 401(k) Plan, the Code and ERISA.

     SECTION 6.11. Disposition of Litigation. Subject to Section 5.4, the Company will consult with NBC with respect to any Action by any Third
Party to restrain or prohibit or otherwise oppose the Transactions, and will resist any such effort to restrain or prohibit or otherwise oppose the Transactions. NBC may participate in (but not control) the defense of any stockholder litigation against the Company and its directors relating to the Transactions at NBC's sole cost and expense. In addition, neither the Company nor NBC will voluntarily cooperate with any Third Party that has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Transactions, and NBC and the Company will cooperate to resist any such effort to restrain or prohibit or otherwise oppose the Transactions.

                             ARTICLE VII

                    CONDITIONS TO THE MERGER

     SECTION 7.1. Conditions to Obligation of Each of the Parties to Effect the Transactions. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

     (a) Stockholder Adoption of Merger Agreement. This Agreement shall have been adopted and the Merger and the other Transactions shall have been approved by (i) the holders of a majority of the shares of Class A Common Stock outstanding as of the record date of
                                   -36-
the Company Stockholders Meeting, voting together as a single class, other than any such Class A Common Stock with respect to which NBC has the power to vote or direct the vote in the Company Stockholder Meeting, (ii) the holders of a majority of the shares of Class B Common Stock outstanding as of the record date of the Company Stockholders Meeting, voting together as a single class, and (iii) the holders of a majority of the shares of Class
A Common Stock and Class B Common Stock outstanding as of the record date of the Company Stockholders Meeting, voting together as a single class (collectively, the "Requisite Stockholder Approvals").

     (b) Antitrust. All waiting periods applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all material clearances and approvals required to be obtained in respect of the Merger prior to the Effective Time under any other similar applicable Law shall have been obtained; and

     (c) Injunction. There shall not be in effect any Law or other action of any Governmental Authority or court of competent jurisdiction, or any other legal restraint or prohibition that restrains, enjoins, prohibits or makes illegal the consummation of the Transactions, provided, however, that the parties hereto shall use their reasonable commercial efforts to have any such judgment, decree or order or other legal restraint vacated.

     SECTION 7.2. Additional Conditions to Obligations of NBC. The obligations of NBC and Merger Sub to effect the Merger are also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (i) that are qualified as to Company Material Adverse Effect shall be true and correct and (ii) that are not so qualified shall be true and correct, as of the date of this Agreement and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), except where the failure of such representations and warranties (other than the representation contained in Section 3.3, 3.14, 3.21, 3.22, 3.23 and 3.24, which shall be true and correct in all material respects) to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; and NBC shall have received a certificate of the Company to such effect signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer; and

     (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and NBC shall have received a certificate to such effect signed on behalf of the Company by its Chief Executive Officer or Chief Financial Officer.

     SECTION 7.3. Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of NBC contained in this Agreement (i) that are qualified as to Company Material Adverse Effect shall be true and correct and (ii) that are not so qualified shall be true and correct, as of the date of this Agreement and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a NBC Material Adverse Effect; and the Company shall have received certificates to such effect signed on behalf of NBC by an authorized officer of NBC; and

     (b) Agreements and Covenants. NBC shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received certificates to such effect signed on behalf of NBC by an authorized officer of NBC.

                                   ARTICLE VIII

                      TERMINATION, AMENDMENT AND WAIVER

     SECTION 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned, in each case, at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company:

     (a) by mutual written consent of NBC and the Company, in each case duly authorized by the Boards of Directors or a duly authorized committee thereof;

     (b) by either NBC or the Company if the Merger has not been consummated by September 30, 2001; provided that if on such date, all conditions in
Article VII shall have been satisfied other than the failure to obtain applicable governmental or regulatory consents or approval, then such date shall be extended for an additional sixty (60) days; and provided, further, that the right to terminate this Agreement under this Section
8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or prior to such date;

     (c) by either NBC or the Company if a court of competent jurisdiction or Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action having the effect of permanently restraining, enjoining or otherwise prohibiting the Transactions;

     (d) by either NBC or the Company if the Requisite Stockholder Approvals shall not have been obtained at the Company Stockholders Meeting;

     (e) by NBC, if, whether or not permitted to do so by this Agreement, the Board of Directors of the Company, the Class A Directors or the Company shall (x) (i) withdraw, modify or change its approval or recommendation of this Agreement or the Transactions in a manner adverse to NBC, (ii) approve or recommend to the stockholders of the Company an Alternative Transaction (other than by NBC or its Affiliates) or (iii) approve or recommend that the stockholders of the Company tender their shares in any tender or exchange offer that is an Alternative Transaction (other than by NBC and other Affiliates of NBC) or not recommend

                                   -38-
<PAGE

rejection thereof; (y) take any position or make any disclosures to the Company's stockholders permitted pursuant to Section 5.4(f) which has the effect of any of the foregoing; or (z) in the case of the Class A
Directors, the Board of Directors or any duly authorized committee thereof, resolve to do any of the foregoing;

     (f) by the Company, in accordance with Section 5.4(d) prior to the Stockholders Meeting, provided that the Company has complied with the provisions of Section 5.4 in connection with the receipt of the applicable Superior Proposal; and provided further that any such termination will not be effective unless the Termination Fee pursuant to
Section 8.3 shall have been paid concurrently with or prior to such termination; or

     (g) (i) by the Company, if NBC breaches any of its representations, warranties, covenants or agreements contained in this Agreement the result of which breach is reasonably likely to materially adversely affect NBC's ability to consummate the Transactions and, with respect to any such breach that is reasonably capable of being remedied, the breach is not remedied within 30 days after the Company has furnished NBC with written notice of such breach or (ii) by NBC, if the Company breaches any of its representations, warranties, covenants or agreements contained in this Agreement which is reasonably likely to result in a failure of the conditions in Section 7.2 to be satisfied and, with respect to any such breach that is reasonably capable of being remedied, the breach is not remedied within 30 days after NBC has furnished the Company with written notice of such breach.

     SECTION 8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of their respective Affiliates, directors, officers or stockholders, except that (i) the Company or NBC may have liability as set forth in Section 8.3, and (ii) nothing herein shall relieve the Company or NBC from liability for any willful breach of this Agreement.

     SECTION 8.3. Expenses; Termination Fee. (a) In the event that this Agreement is terminated by NBC pursuant to Section 8.1(e) or by the Company pursuant to Section 8.1(f), the Company shall pay to NBC by wire transfer of immediately available funds to an account designated by NBC an amount equal to $3 million (the "Termination Fee"). Such payment shall be made (i) prior to or concurrently with any termination pursuant to Section 8.1(f) and (ii) on the next Business Day following termination pursuant to Section 8.1(e).

     (b)  If all of the following events have occurred:

       (i) an Acquisition Proposal is publicly disclosed, publicly proposed or otherwise publicly communicated at any time on or after the date of this Agreement and has not been irrevocably and unconditionally publicly withdrawn prior to the termination of this Agreement and thereafter this Agreement is terminated pursuant to Section 8.1(d) due to the failure to obtain the approval described in clause (i) of the definition of "Requisite Stockholder Approvals"; and

       (ii) thereafter, within nine (9) months of the date of such termination, the Company, (A) enters into a definitive agreement with respect to any Alternative

                                   -39-
    Transaction (and such Alternative Transaction or any amended or modified version thereof is subsequently consummated) or (B) the Company otherwise consummates any Alternative Transaction;

then, on the day that such Alternative Transaction is consummated the Company shall pay to NBC by wire transfer of immediately available funds to an account designated by NBC an amount equal to the Termination Fee. For purposes of this Section 8.3(b) all references to "15%" in the definition of "Alternative Transaction" shall be deemed references to "50%."

     (c) Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the Transactions whether or not the Transactions are consummated.

     SECTION 8.4. Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Notwithstanding the foregoing, NBC shall have the right, in its sole discretion and without the consent of any other Person, to waive performance or amend the provisions of (i) Section 2.13(a) hereof with respect to those transactions taking place solely between NBC and Investments Sub and (ii) Section 2.14 hereof with respect to any and all transactions taking place between NBC and the Surviving Company after the Effective Time.

     SECTION 8.5. Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties of such party contained herein or in any document delivered pursuant hereto and (c) subject to the proviso contained in Section 8.4, waive compliance of such party with any of the covenants, agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No such extension or waiver shall be deemed or construed as a continuing extension or waiver on any occasion other than the one on which such extension or waiver was granted or as an extension or waiver with respect to any provision of this Agreement not expressly identified in such extension or waiver on the same or any other occasion.

                               ARTICLE IX

                             GENERAL PROVISIONS

     SECTION 9.1. Effectiveness of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any certificate delivered at the Closing pursuant hereto shall terminate at the Effective Time, except that the covenants and agreements set forth in Article II, Section 6.5, Article VIII and
Article IX and any other covenant or agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time.

     SECTION 9.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address, Person's attention or telecopy number for a party as shall be specified by like notice):

     (a)  If to NBC or Merger Sub:

                                  National Broadcasting Company, Inc.
                                  30 Rockefeller Plaza
                                  New York, New York, 10012
                                  Attention:  Elizabeth A. Newell, Esq.
                                  Telecopy No.:  212.977.7165
                                  Attention:  Kim Williams
                                  Telecopy No.:  212.664.5561

                                                   With a copy to:

                                  Simpson Thacher & Bartlett
                                  3330 Hillview Avenue
                                  Palo Alto, California 94304
                                  Attention:  Richard Capelouto, Esq.
                                  Telecopy No.:  650.251.5002

     (b)  If to the Company:

                                  NBC Internet, Inc.
                                  225 Bush Street
                                  San Francisco, California 94104
                                  Attention:  Chief Executive Officer
                                  Telecopy No.:  415.375.6840

                                                   With a copy to:

                                  Wilson Sonsini Goodrich & Rosati
                                  Professional Corporation
                                  One Market
                                  Spear Tower, Suite 3300
                                  San Francisco, California 94105
                                  Attention:     Michael J. Kennedy, Esq.
                                                 Steve L. Camahort, Esq.
                                  Telecopy No.:  415.947.2099

     SECTION 9.3. Headings; Construction. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement
(a) words denoting the singular include the plural and vice versa, (b) "it" or "its" or words denoting any gender include all genders, (c) the word "including" shall mean "including without limitation," whether or not expressed, (d) any reference to a statute shall mean the statute and any regulations thereunder in force as of the date of this Agreement or the Effective Time, as applicable, unless otherwise expressly provided, (e) any reference herein to a Section, Article, Paragraph, Schedule or Exhibit refers to a Section, Article or Paragraph of or a Schedule or Exhibit to this Agreement, unless otherwise stated, (f) when calculating the period of time within or following which any act is to be done or steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a Business Day, then the period shall end on the next day which is a Business Day, and (g) any reference to any of the Company and any of its Subsidiaries shall include such company's predecessor or predecessors, as the case may be.

     SECTION 9.4. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

     SECTION 9.5. Entire Agreement. This Agreement and the Confidentiality Letter constitute the entire agreement and supersede all prior agreements and undertakings both written and oral, among the parties, or any of them, with respect to the subject matters hereof and thereof, except as otherwise expressly provided herein or therein.

     SECTION 9.6. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that (a) all or any of the rights of Merger Sub hereunder may be assigned to any direct or indirect wholly-owned Subsidiary of NBC; provided, however, that no such assignment shall relieve Merger Sub of its obligations hereunder and (b) all or any of the rights and obligations of the Surviving Company can be assigned pursuant to Section 2.14 hereof as part of the Distribution and Assumption.

     SECTION 9.7. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than pursuant to Section 6.5 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by such Indemnified Parties).

     SECTION 9.8. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

     SECTION 9.9.   Governing Law; Jurisdiction; Service of Process.
(a) This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

     (b) Each of the parties hereto submits to the non-exclusive jurisdiction of the state and federal courts of the United States located in Delaware with respect to any claim or cause of action arising out of this Agreement or the Transactions. Each of the parties agrees not contest such venue as an inappropriate venue or forum or assert a claim of forum non conveniens as a basis to move such claim or cause of action to another venue or forum.

     (c) Any and all service of process and any other notice in any action, suit or proceeding arising out of this Agreement shall be effective against any party hereto if given personally or by registered or certified mail, return receipt requested or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party as provided in Section 9.2, or by personal service with a copy of such process mailed to such party being served by first class mail, or registered or certified mail, return receipt requested, postage prepaid. Nothing contained herein shall be deemed to limit the right of any party to serve process in any other manner permitted by law.

     SECTION 9.10. Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     SECTION 9.11. Waiver of Jury Trial. EACH OF NBC, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY
LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

     SECTION 9.12. Obligations of Merger Sub. Whenever this Agreement requires Merger Sub or, after the Effective Time, the Company or the Surviving Company to take action, such requirement shall be deemed to include an undertaking on the part of NBC to cause such person to take such action.

                     [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                NBC INTERNET, INC.

                                By:  /s/ William J. Lansing
                                     -----------------------------
                                Name: William J. Lansing
                                Title: Chief Executive Officer

                                NATIONAL BROADCASTING COMPANY, INC.

                                By:  /s/ Mark W. Begor
                                     -----------------------------
                                Name: Mark W. Begor
                                Title:  Executive Vice President and
                                        Chief Financial Officer

                                RAINWATER ACQUISITION CORP.

                                By:  /s/ Mark W. Begor
                                     -----------------------------
                                Name: Mark W. Begor
                                Title: President

                                Solely for purposes of Section 2.13 hereof:

                                GE INVESTMENTS SUB

                                By:  /s/ Robert E. Healing
                                     -----------------------------
                                Name: Robert E. Healing
                                Title: Vice President